Exhibit 99.1

               Team Inc. Selected as Winning Bidder in
        Bankruptcy Auction to Acquire Cooperheat-MQS Business

    ALVIN, Texas--(BUSINESS WIRE)--July 21, 2004--Team Inc. (AMEX:TMI) today announced that it was the successful bidder at an auction to acquire substantially all of the assets of Cooperheat-MQS Inc. and its parent company, International Industrial Services Inc. (together, Sellers) for $35 million in cash, subject to an adjustment for working capital changes to the date of closing. Financing for the transaction is expected to be provided through a senior secured financing commitment offered by Team's primary lender.
    Team's successful bid is subject to Bankruptcy Court approval at a hearing expected to be held on Aug. 9, 2004, and is subject to certain other customary conditions. Closing is expected to occur within 30 days following Bankruptcy Court approval. Each Team and Sellers may elect to terminate the transaction if closing has not occurred by Sept. 10, 2004.
    Cooperheat-MQS is a leading provider of non-destructive testing
(NDT) inspection and field heat treating services throughout the U.S., and its projected 2004 revenues are estimated to be approximately $80 million.
    Team is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, NDT inspection, field machining, technical bolting, field valve repair and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Headquartered in Alvin, Texas, Team operates in over 40 customer service locations throughout the United States. Team also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. References in this news release to Team include its subsidiaries. Team's common stock is listed on the American Stock Exchange and trades under the ticker symbol "TMI".
    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

    CONTACT: Team Inc., Alvin
             Philip J. Hawk or Ted W. Owen, 281-331-6154